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                                                                   EXHIBIT 10.36

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of the 1st day of October, 2001, by and among INTEGRITY INCORPORATED, a Delaware corporation, ("Employer") and DONALD J. MOEN, an individual currently residing in MOBILE, ALABAMA ("Employee").

         In consideration of the promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Employer agree as follows:

1.       Employment.

         Employer hereby employs Employee and Employee hereby accepts employment in the position of Executive Vice President, Creative Director (the "Position") upon the terms and conditions hereinafter set forth.

2.       Services and Appearances.

         (a) General Services. During the term of employment hereunder and except as otherwise provided herein, Employee shall devote his full professional time and energy to the performance of his duties as Executive Vice President, Creative Director and shall use his best efforts in the performance of the same. Employee will report directly to the Chief Operating Officer, serve on the Executive Committee (defined herein as a committee consisting of Employee, the President of Employer and the Executive Vice President-Chief Operating Officer of Employer), and participate in all Senior Management meetings. Employer and Employee agree that Employee's duties in the Position shall be determined by Employer and may be altered by Employer from time to time at its sole discretion. Employer and Employee acknowledge and agree that Employee's initial duties in the Position shall consist of, among other things, providing creative direction for the product planning and production of all Employer's music and technology product lines (and management control of the foregoing, except for technology products); convening and coordinating Employer's creative team; overseeing songwriter relationships and song development; pioneering new product concepts and championing research and development of those new concepts (searching for new and fresh developments in music that Employer should pursue, then developing and maintaining the relevant relationships and contacts in these areas); participating on creative teams (such as the PraiseGathering/Print Development team) and in the various product development meetings, and quarterly company-wide creative planning sessions.


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         (b)      Attendance at Industry and Employer Events. During the term of employment hereunder, Employee agrees to attend various industry and Employer events, as Employee and the Executive Committee members of Employer (the "Executive Committee") deem appropriate (e.g. CBA, GMA, NRB and choral reading sessions); and Employee will perform at those events when in Employee's judgment such performance is in the best interest of Employer and Employee's career as an artist.

         (c) Attendance at Other Events. As a corporate representative, Employee will at times appear at certain events or on television/radio programs, or provide material for published articles proclaiming the mission of Employer, what God is doing today and other ministry-related topics. Employee and the Executive Committee will determine what events are appropriate investments of Employee's time and energy.

         (d) Participation as Host, Narrator or Worship Leader. Employee acknowledges that in his Position, Employee will, from time to time, be asked to participate in recorded and print projects as a host, narrator or worship leader. Such projects are not subject to the Artist Agreement, separately executed by and between Employee and Employer as of the date hereof. Employee and Employer will agree in writing, prior to the commencement of any project on which Employee performs in any capacity, whether or not the project will be subject to the Artist Agreement.

         (e)      Availability to Tour.

                  (i) In addition to other appearances Employee makes as a senior officer of Employer, if requested by Employer, Employee agrees to make himself available to tour on behalf of Employer. Providing Employee is in reasonable compliance with this touring provision, Employee shall have the option to accept or reject any specific opportunities or requests. Employer agrees that a minimum per concert honorarium paid by the promoter or host is appropriate whenever Employer uses Employee's name, image or likeness to promote a tour. Employer will not require Employee to accept any concert appearances where Employee will not receive an appropriate honorarium (e.g., for an extended international tour, approximately $3,000 per concert). When it is beneficial to Employer's mission (as to be determined by Employee and the Executive Committee) for Laura Moen to accompany Employee on certain dates or tours, her reasonable travel expenses will be paid. If the travel is international, Employer will pay (or require the promoter or host to pay) for Business Class airfare for Ms. Moen.

                  (ii) In the event that Employer acts as promoter of a tour, Employer shall agree in advance on a minimum per concert honorarium. Following the tour,


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         after gross revenue from the tour has been reduced by all expenses of the tour, including Employee's honorarium, Employer will pay Employee twenty percent (20%) of the profit, if any. If there is no profit, then Employer shall have no further obligation to Employee.

                  (iii) While Employee will be allowed great personal latitude in setting Employee's appearance and travel schedule, Employee agrees to submit himself to the review and counsel of the Executive Committee with regard to all decisions regarding allocation of Employee's professional time and energies.

         (f) Employee will be allowed to make personal appearances, not to exceed one weekend each month, for which Employee shall not be financially accountable to Employer and for which Employee can retain any fees or honorariums, provided Employee is personally responsible for all direct costs of such appearances. Employee's secretary, provided by Employer, may assist Employee in the booking and coordination of these events, at no cost or expense to Employee.

         (g) Employee will be expected to maintain reasonable office hours and when away from the office, to communicate with Employee's staff and secretary at reasonable intervals. Executive Committee members should always be able to reach Employee by telephone within twenty-four (24) hours. Employee is, however, allowed and encouraged to schedule and take up to five (5) days per month away from the office to devote concentrated time to Employee's songwriting activities.

3.       Compensation.

         For and in consideration of the promises and covenants made herein and the services to be provided hereunder, Employer agrees to compensate Employee as follows:

         (a) Signing Bonus. Employer has paid to Employee a non-refundable, non-recoupable cash bonus of Twenty-Five Thousand Dollars and No Cents ($25,000), less taxes and other normal withholdings.

         (b) Base Compensation. Employer shall pay to Employee an annual base salary in the amount of One Hundred and Seventy Thousand Seven Hundred and Seventy-Five Dollars and No Cents ($170,775), less taxes and other normal withholdings. Said salary shall be paid to Employee in equal semi-monthly installments. The annual base salary referred to in this
                  Section 3(a) shall hereinafter be referred to as the "Annual Base Compensation."

         (c) Benefits. Employee shall be entitled to receive or participate in all employment benefits or benefit plans as generally made available by


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                  Employer to its employees, if any, to the same extent and
                  under the same terms and conditions as other covered employees having comparable position and stature.

         (d)      Vacation.

                  (i) Employee shall be entitled to four weeks (20 days) of paid vacation per fiscal year.

                  (ii) Employee will also be allowed up to three (3) weeks per year for touring and personal engagements, independent of Employer. While Employee will have great latitude in determining the advisability and time of such engagements, these dates will be subject to the approval by the Executive Committee in advance, taking into account Employee's executive responsibility and recording and writing commitments to Employer. In such event, Employee shall pay all costs associated with these dates and after deduction of all expenses, Employee shall pay twenty percent (20%) of any profits to Employer.

         (e) Bonus. Employee shall become a participant in Employer's Senior Management Bonus Plan, at fifteen percent (15%) of Employee's Annual Base Compensation, and in accordance with the terms of such Bonus Plan as such terms are defined therein.

         (f) Options. Employer has granted to Employee incentive stock options to purchase 100,000 shares of the Employer's Class A Common Stock pursuant to the Integrity Incorporated Amended and Restated Long-Term Incentive Plan, effective as of February 11, 1999, at an exercise price equal to the fair market value of the Class A Common Stock as of the date of grant.

4.       Term and Termination.

         Employee's employment with Employer shall continue for a period of three (3) years from the 1st day of October, 2001, unless earlier terminated as provided in this Agreement. Employee acknowledges and agrees that this Agreement, and his employment with Employer, shall be terminated upon the occurrence of any of the following events:

         (a)      Employee's death;

         (b) Employee becoming or remaining Disabled for a substantially continuous period of six months. For purposes of this Paragraph, the term "Disabled" shall mean Employee's inability to perform the essential functions of his position with or without reasonable accommodation;


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         (c)      Mutual written agreement between Employer and Employee to
                  terminate; or

         (d) Immediately upon written notice of termination from Employer for "cause." For purposes of this Agreement, "cause" shall mean (i) Employee's conviction of, confession to, or plea of guilty or nolo contendere to, any felony or any crime involving an act of dishonesty, fraud, misappropriation, embezzlement, or moral turpitude; (ii) any fraudulent, dishonest or disloyal conduct by Employee that results in an injury, monetary or otherwise, to the Employer; (iii) Employee's possession of illegal drugs or excessive use of drugs, intoxicating liquors or narcotics; (iv) misconduct or gross negligence by Employee in connection with the performance of his duties hereunder that results in an injury, monetary or otherwise, to the Employer; (v) failure by the Employee to substantially perform his duties hereunder within a reasonable time after receiving written notice of non-performance from Employer; or (vi) a material breach of this Agreement by Employee; provided, however, that in the case of (ii) through (vi) above, the determination that Employee's conduct constitutes "cause" shall be made by the Board of Directors of the Employer acting reasonably and in good faith and; provided further, that in the case of (vi) above, such conduct shall not constitute "cause" unless the Board shall have delivered to the Employee notice setting forth with specificity (A) the conduct deemed to qualify as "cause", (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than fifteen
                  (15) days) within which the Employee may take such remedial action, and the Employee shall not have taken such specified remedial action within such specified reasonable time.

In the event that Employee's employment with Employer terminates pursuant to a change of control, the terms and conditions of the Key Employee Change in Control Agreement, set forth in Section 6 to this Agreement, shall govern, including but not limited to the definition of "cause" therein.

5.       Severance.

         Employer and Employee have agreed to and executed a separate agreement entitled Severance Agreement ("Severance Agreement"). The Severance Agreement, which is attached hereto as Exhibit B, is hereby expressly incorporated into and made a part of this Agreement as if its terms were set forth in full herein; provided that to the extent there are inconsistencies between the terms of the Severance Agreement and the terms of this Agreement, including defined terms, the provisions of this Agreement shall govern.


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6.       Change in Control.

         Employer and Employee have agreed to and executed a separate agreement entitled Key Employee Change in Control Agreement ("Change in Control Agreement"). The Change in Control Agreement, which is attached hereto as Exhibit C, is hereby expressly incorporated into and made a part of this Agreement as if its terms were set forth in full herein.

7.       Non-disclosure of Confidential Information.

                  (a)      Definitions.

         The following definitions shall apply to this Agreement:

                           (i)      "Trade Secrets" means all secret,
                  proprietary or confidential information regarding Employer or its business, including any and all information not generally known to, or ascertainable by, persons not employed by Employer, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to Employer. Such information shall include, but not be limited to, new product concepts and ideas under consideration or planned for development, financial information, strategic plans and forecasts, marketing plans and forecasts, customer lists, mailing lists, computer software (including without limitation, source code, object code and manuals), customer billing or order information, technical information regarding Employer's products or services, prices offered to or paid by customers, purchase and supply information, current and future development and expansion or contraction plans of Employer, sales and marketing plans and techniques, information concerning personnel assignments and operations of Employer and matters concerning the financial affairs, future plans and management of Employer. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right of Employer.

                           (ii)     "Confidential Information" means
                  information, other than Trade Secrets, which relates to Employer, Employer's activities, Employer's business or Employer's suppliers or customers that is not generally known by persons not employed by Employer and which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through his relationship to Employer. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right of Employer.


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                  (iii)    "Documents" means originals or copies of handbooks,
         manuals, files, memoranda, correspondence, notes, photographs, slides, overheads, audio or visual tapes, cassettes, or disks, and records maintained on computer or other electronic media.

         (b) Covenant Regarding Non-disclosure of Trade Secrets or Confidential Information.

         Employee covenants and agrees that: (i) during his employment with Employer he will not use or disclose any Trade Secrets or Confidential Information of Employer other than as necessary in connection with the performance of his duties as an employee of Employer; and (ii) for a period of two (2) years immediately following the termination of his employment with Employer, Employee shall not, directly or indirectly, transmit or disclose any Trade Secret or Confidential Information of Employer to any person and shall not make use of any such Trade Secret or Confidential Information, directly or indirectly, for himself or others, without the prior written consent of Employer, except for a disclosure that is required by any law or order, in which case Employee shall provide Employer prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a "trade secret" as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit Employer's rights or remedies thereunder and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating a legal right of Employer.

         (c)      Return of Information.

         Employee agrees that he shall return all Trade Secrets, Confidential Information or other property of Employer immediately upon the termination of his employment with Employer, including all handbooks, training materials, reports, policy statements, programs, customer lists, mailing lists and other documents provided by Employer or acquired by Employee as a result of his employment with Employer, and all copies thereof.

8.       Inventions and Other Developments.

         All rights and obligations relating to all inventions, formulas, techniques, processes, concepts, systems and programs, mailing lists and customer lists and compilations, whether or not patented or patentable, or subject to copyright, made or conceived, individually or in conjunction with others, by Employee during the term of his employment with Employer that relate to activities or proposed activities of Employer or


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that result from work performed by Employee for Employer shall be the property of the Employer and, to the extent covered, shall be as set forth in the Exclusive Artist Agreement and the Exclusive Songwriter Agreement, each of which has been executed contemporaneously with this Agreement and is hereby expressly incorporated into and made part of this Agreement as if its terms were set forth in full herein.

9.       Non-recruitment of Employees Covenant.

         Employee agrees that he will not, for so long as he is employed by Employer, and for a period of two (2) years immediately following the termination of his employment, solicit or induce, or attempt to solicit or induce, (i) any employee of the Employer to terminate his or her relationship with Employer or (ii) any current or former employee to enter into an employment or agency relationship with Employee or with any other person or entity other than Employer.

10.      Covenant Not to Compete.

         Employee expressly covenants and agrees that during the term of his employment with Employer and for a period of two (2) years immediately following the termination of said employment for any reason, he will not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of Employer. For purposes of this Agreement, a "Competitor" of Employer is any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or in part, in the production, publishing or distribution of Christian music or Christian videos; a "Competitive Position" is any employment with a "Competitor" of Employer in a position in which Employee will use or is likely to use any Confidential Information or Trade Secrets (as those terms are defined in Paragraph 7 of this Agreement), or in which Employee has creative or managerial duties for such "Competitor" of Employer that are the same as or substantially similar to those actually performed by Employee for Employer with respect to Employer's music business (including Employee being an executive producer, producer or creating any like product of Employer for any Competitor of Employer, but excluding any activities pursuant to the Exclusive Songwriter Agreement and Exclusive Artist Agreement); and "Restricted Territory" is the geographical area set forth in Exhibit D to this Agreement. Nothing contained in this Paragraph is intended to prevent Employee from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market of any Competitor; provided, however, that Employee shall not hold more than a total of five percent (5%) of all issued and outstanding stock or other securities of any such corporation. In consideration of Employee's full compliance with all the terms and conditions of this provision, Employer shall pay to Employee, for the corresponding two (2) year period, Employee's Annual Base Compensation (at the annual rate in effect during the last full year of Employee's employment) and shall provide fully paid medical and dental benefits, equal to or equivalent to the coverage then currently provided to Employer's senior management personnel.


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11.      Relief.

         Employee acknowledges that the covenants and promises contained in this Agreement are reasonable and necessary means of protecting and preserving Employer's goodwill and its interest in the confidentiality and proprietary value of its Trade Secrets and Confidential Information. Employee further acknowledges that the same are reasonable and necessary means of protecting Employer from unfair competition by Employee. Employee agrees that any breach of the covenants or promises contained in paragraphs 7, 8, 9 or 10 will leave Employer with no adequate remedy at law and may cause Employer to suffer irreparable damage and injury. Employee further agrees that any breach of these covenants or promises will entitle Employer to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by Employer as a result of such breach.

         Employee further agrees that no failure or delay by Employer in exercising, enforcing or asserting any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege.

12.      Severability.

         The covenants and other provisions set forth in this Agreement shall be considered and construed as separate and independent covenants and provisions. Should any covenant or provision, or any part thereof, be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part, covenant or provision of this Agreement. If any portion of the foregoing covenants or provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities or definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be eliminated, redefined, or replaced with a new enforceable term such that the intent of Employer and Employee in agreeing to the covenants and provisions of this Agreement will not be impaired and the covenant or provision in question shall be enforceable to the fullest extent of the applicable laws.

13.      Governing Law and Disputes.

         This Agreement shall be governed and construed in accordance with the laws of the State of Alabama.

         Employer and Employee agree that, except as provided in paragraph 11 hereof, any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowable by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through arbitration. Either party may notify the other party of the existence of a dispute by written notice.


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The parties shall thereafter attempt in good faith to resolve their differences within the thirty (30) days after the receipt of such notice. If the dispute cannot be resolved within the thirty (30) day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. The parties will attempt to choose an arbitrator acceptable to the Employer and Employee, but if agreement on an arbitrator cannot be reached within ten (10) days after either party files a written demand for arbitration, a single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute.

         Employer and Employee agree that in the event that arbitration is necessary, the arbitrator shall apply the substantive laws of the state of Alabama and any applicable federal law. The place for the arbitration shall be Mobile, Alabama.

         The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction.

14.      Assignment.

         This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer at its discretion to any successor to all, or any part, of the stock or assets of Employer or to any lender of Employer.

15.      Titles.

         The titles, headings and captions used in this Agreement are for convenience of reference only and shall in no way limit, define, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

16.      Entire Agreement.

         This Agreement is intended by the Parties hereto to be the final expression of their agreement with respect to the subject matter hereof and represents the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes any former agreements between the Parties governing the same subject matter during the term hereof, and may be modified only by a written instrument signed by each of the Parties hereto.


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         IN WITNESS WHEREOF, the undersigned set their hands and seals as of the
1st day of October, 2001.


INTEGRITY INCORPORATED                    DON MOEN



/s/ P. Michael Coleman                    /s/ Don Moen                    [SEAL]
------------------------------            --------------------------------
NAME: P. Michael Coleman                  DON MOEN
TITLE: President


ATTEST:



/s/ Donald S. Ellington
------------------------------
Secretary

[CORPORATE SEAL]


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                                    EXHIBIT A


                             (Intentionally omitted)

                                    EXHIBIT B

                               SEVERANCE AGREEMENT

                                    EXHIBIT C

                           CHANGE IN CONTROL AGREEMENT

                                    EXHIBIT D

         "RESTRICTED TERRITORY" shall mean: The United States of America and Canada.